Exhibit 6.38

FOURTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT

This Fourth Amendment to Credit and Security Agreement (this "Amendment") is made and entered into effective as of February 27, 2026, by and among **COYUCHI, INC.**, a California corporation ("Coyuchi"; together with each other Person that joins the Credit Agreement (as hereinafter defined) from time to time as a Borrower, each a "Borrower" and collectively, the "Borrowers"), the Lenders (as hereinafter defined) party hereto, and **ABL OPCO LLC**, a Delaware limited liability company, in its capacity as administrative agent for the Lenders (together with its successors and assigns in such capacity, the "Administrative Agent").

RECITALS:

WHEREAS, the Administrative Agent, the financial institutions from time to time party thereto as lenders (collectively, the "Lenders"), and the Borrowers from time to time party thereto are parties to a certain Credit and Security Agreement dated June 5, 2025, as amended by that certain First Amendment to Credit and Security Agreement, dated as of October 16, 2025, as further amended by that certain Second Amendment to Credit and Security Agreement, dated as of January 15, 2026, and as further amended by that certain Third Amendment to Credit and Security Agreement, dated as of February 3, 2026 (collectively, as at any time heretofore amended, the "Credit Agreement") pursuant to which the Lenders have made loans and other financial accommodations to the Borrowers; and

WHEREAS, the parties desire to amend the Credit Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1. Definitions. Capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Credit Agreement.

2. Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:

(a) Section 1.2 of the Credit Agreement is hereby amended by adding the following new defined terms in appropriate alphabetical order therein:

"'Fourth Amendment Effective Date' means February 27, 2026."

"'Management Agreement' means that certain Management Agreement, dated as of the Fourth Amendment Effective Date, made by and between the Manager and Coyuchi, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms set forth in the Management Fee Subordination Agreement."

"Management Fees" means the management fees required to be paid by Coyuchi to the Manager in accordance with the Management Agreement.

"'Management Fee Subordination Agreement' means that certain Management Fee Subordination Agreement, dated as of the Fourth Amendment Effective Date, by and among the Manager, Coyuchi and the Administrative Agent, in form and substance satisfactory to the Administrative Agent in its sole discretion, as the same may be amended, restated, supplemented, or otherwise modified from time to time pursuant to the terms

thereof."

"'Manager' means, collectively, DIGITAL FUEL CAPITAL, LLC, a Delaware limited liability company and DIGITAL FUEL INTERACTIVE, LLC, a Delaware limited liability company."

(b) Section 1.2 of the Credit Agreement is hereby further amended by deleting the definition of "Borrowing Base" appearing therein in its entirety and substituting in lieu thereof the following new definition of "Borrowing Base" to read in its entirety as follows:

"'Borrowing Base' means, at any time, the sum of

(a) ninety percent (90%) of each Borrower's Eligible Accounts; provided, that, no Accounts shall be included in the Borrowing Base until such time, if any, as the Administrative Agent (i) has approved (in its Discretion) the inclusion of Accounts in the Borrowing Base, and (ii) has received a satisfactory field examination with respect to such Accounts from an examiner acceptable to the Administrative Agent in its Discretion; plus

(b) determined on a category-by-category and Borrower-by-Borrower basis, the product of ninety percent (90%) multiplied by the Net Orderly Liquidation Value of each Borrower's Eligible Inventory (excluding any Eligible Amazon Inventory); plus

(c) the lesser of (i) $1,000,000 and (ii) determined on a category-by-category and Borrower-by-Borrower basis, the product of ninety percent (90%) multiplied by the Net Orderly Liquidation Value of each Borrower's Eligible In-Transit Inventory; plus

(d) the lesser of (i) $500,000 and (ii) determined on a category-by-category and Borrower-by-Borrower basis, the product of ninety percent (90%) multiplied by the Net Orderly Liquidation Value of each Borrower's Eligible Amazon Inventory; plus

(e) the lesser of (i) one hundred percent (100%) of the Coyuchi Qualified Cash, and (ii) Eight Hundred Thousand and No/100 Dollars ($800,000); minus

(f) Reserves.

The Administrative Agent may in its Discretion reduce the advance rates, adjust Reserves, or reduce one or more of the elements used to compute the Borrowing Base."

(c) Section 1.2 of the Credit Agreement is hereby further amended by deleting the definition of "Change of Control" appearing therein in its entirety and substituting in lieu thereof the following new definition of "Change of Control" to read in its entirety as follows:

"'Change of Control' means any of the following: (a) the Permitted Holders do not own, directly or indirectly, collectively, free and clear of all Liens (other than those in favor of Agent), greater than fifty-one percent (51%) of the outstanding voting Equity Interests of each Loan Party on a fully diluted basis; (b) the occurrence of any event (whether in one or more transactions) that results in the Permitted Holders not having the power to designate a majority of the directors (or the individuals performing similar functions) of

any Borrower; (c) any merger or consolidation of any Loan Party with another Person; (d) the sale of all or substantially all of any Loan Party's assets; (e) any Loan Party does not own, free and clear of all Liens, at least 100% of the outstanding voting Equity Interests of any existing or future Subsidiary; (f) if (i) Neil Kee is no longer Borrowers' Chief Financial Officer with substantially the same duties and responsibilities he had on the Closing Date (unless replaced within ninety (90) days by an individual acceptable to the Administrative Agent in its Discretion) or (ii) Silvia Mazzucchelli is no longer Borrowers' President with substantially the same duties and responsibilities she had on the Closing Date (unless replaced within ninety (90) days by an individual acceptable to the Administrative Agent in its Discretion); or (g) an Extraordinary Event (as defined in the Fourth Amendment Note) occurs."

(d) Section 1.2 of the Credit Agreement is hereby further amended by deleting the definition of "EBITDA" appearing therein in its entirety and substituting in lieu thereof the following new definition of "EBITDA" to read in its entirety as follows:

"'EBITDA' means, for any fiscal period, the sum of (1) net income (or loss) for that period; minus (2) extraordinary, unusual or non-recurring income, receipts or gains (including gains on asset sales (other than Inventory sold in the ordinary course of business)) and other non-cash income, receipts or gains for that period (including with respect to debt forgiveness); plus (3) stock-based compensation paid during such period (to the extent deducted in determining net income for such period); plus (4) all interest expense for that period; plus (5) all charges against (or minus credits to) income for federal, state, and local taxes for that period; plus (6) depreciation expenses for that period; plus (7) amortization expenses for that period; plus (8) for any such period that includes the Closing Date, any transaction costs incurred and paid on or about the Closing Date in cash in connection with this Agreement and the Closing Date Equity Contribution (to the extent deducted in determining net income for such period); plus (9) for any such period that includes the Fourth Amendment Effective Date, transaction costs incurred and paid on or about the Fourth Amendment Effective Date in cash in connection with the Fourth Amendment Subordinated Loan Documents and the equity transactions related thereto (to the extent deducted in determining net income for such period) in an aggregate amount not to exceed $500,000; in each case, calculated on a consolidated basis for the Loan Parties."

(e) Section 1.2 of the Credit Agreement is hereby further amended by deleting the definition of "Loan Documents" appearing therein in its entirety and substituting in lieu thereof the following new definition of "Loan Documents" to read in its entirety as follows:

"'Loan Documents' means this Agreement, the Perfection Certificate, each Borrowing Base Certificate, each Compliance Certificate, the Waivers, each Control Agreement, the Collateral Assignment, the Pledge Agreements, each Guaranty Agreement, if any, the Mortgages, if any, each Subordination Agreement, the Management Fee Subordination Agreement, any Hedging Contracts, and any and all other agreements, promissory notes, instruments and documents, including guaranties, pledges, powers of attorney, consents, and all other writings before, now, or later executed by any Credit Party or delivered to the Administrative Agent or any Lender with respect to the transactions contemplated by the Loan Documents (including the documents and agreements on the closing checklist attached as Exhibit B)."

(f) Section 1.2 of the Credit Agreement is hereby further amended by deleting the definition of "Permitted Liens" appearing therein in its entirety and substituting in lieu thereof the following new definition of "Permitted Liens" to read in its entirety as follows

> "'Permitted Liens' means (1) Liens in favor of the Administrative Agent; (2) Liens for taxes, assessments, or other Charges that (x) are not delinquent or (y) are being contested in good faith by appropriate proceedings that stay the enforcement of those Liens and with respect to which proper reserves have been taken by the Loan Parties in accordance with GAAP (but only if these Liens have no effect on the priority of the Administrative Agent's Liens or the value of the Collateral, and a stay of enforcement of the Lien is in effect); (3) deposits or pledges to secure obligations under worker's compensation, social security, or similar laws, or under unemployment insurance or general liability or product liability insurance; (4) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, performance bonds, surety and appeal bonds, and other similar obligations arising in the ordinary course of any Loan Party's business; (5) mechanics', workers', materialmen's, warehousemen's, common carriers', landlord's or other similar Liens arising in the ordinary course of any Loan Party's business with respect to obligations that are not due or that are being contested in good faith by the applicable Loan Party; (6) Liens placed on equipment and real estate assets acquired to secure a portion of the purchase price (but only if (x) the Lien does not encumber any other of the Loan Parties' property and (y) the aggregate amount of Indebtedness secured by these Liens incurred during any fiscal year does not exceed the amount allowed by Section 7.6); (7) zoning restrictions, easements, encroachments, rights of way, restrictions, leases, licenses, restrictive covenants, and other similar title exceptions or Liens affecting Real Property, none of which materially impairs the use or value of that Real Property; (8) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the UCC or common law of banks or other financial institutions where any Loan Party or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business; (9) Liens in favor of customs and revenue authorities arising in the ordinary course of business as a matter of law to secure payment of custom duties in connection with the importation of goods that, in each case, are promptly paid on or before they become due; (10) Liens arising from attachments or judgments, orders or decrees in circumstances not constituting an Event of Default under Article 10; (11) Liens disclosed on Schedule 1.2(b) (but only if the principal amount secured is not increased and no additional assets become subject to the Lien); and (12) Liens in favor of Home Decor, but only so long as such Liens are subject to a Subordination Agreement."

(g) Section 1.2 of the Credit Agreement is hereby further amended by deleting the definition of "Subordinated Lenders" appearing therein in its entirety and substituting in lieu thereof the following new definition of "Subordinated Lenders" to read in its entirety as follows:

> "'Subordinated Lenders' means, collectively, (a) Marie-Rose Kahane ("MRK"), (b) Kevin Brine and Jessica Smith (collectively, "Brine"), (c) and Home Decor (as hereinafter defined) and (d) each of the First Amendment Investors, and "Subordinated Lender" means any of them, as the context may require."

(h) Section 1.2 of the Credit Agreement is hereby further amended by deleting the definition of "Subordinated Loan Documents" appearing therein in its entirety and substituting in lieu thereof the following new definition of "Subordinated Loan Documents" to read in its entirety as follows:

"'Subordinated Loan Documents' means: (a) the Loan Agreement, dated as of May 22, 2023 with respect to an original principal amount of $600,000, made by Coyuchi and MRK (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, or on or after the date hereof as permitted by this Agreement and the applicable Subordination Agreement), (b) the Promissory Note, dated as of the Closing Date with respect to an original principal amount of $500,000, made by Coyuchi and Brine (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, or on or after the date hereof as permitted by this Agreement and the applicable Subordination Agreement; such note, the "Original Brine Note"), (c)(i) that certain Note Purchase and Security Agreement, dated as of the Fourth Amendment Effective Date, by and between Coyuchi, as the 'Company' and Home Decor Brands, LLC, a Delaware limited liability company ('Home Decor'), as 'Purchaser' (the 'Note Purchase Agreement') (ii) that certain Dividend and Debt Financing Agreement, dated as of the Fourth Amendment Effective Date, by and among Coyuchi, as the 'Company,' Home Decor, as the 'Holder,' and the other Persons from time to time party thereto (the 'Dividend and Debt Financing Agreement'), and (iii) that certain 16% Secured Convertible Note, dated as of the Fourth Amendment Effective Date, made by Coyuchi in favor of Home Decor (the 'Fourth Amendment Note'; the Fourth Amendment Note, collectively with the Note Purchase Agreement and the Dividend and Debt Financing Agreement, the 'Fourth Amendment Subordinated Loan Documents'), (d) each of the First Amendment Investor Notes, and (e) all other instruments, agreements and documents executed in connection with the Subordinated Loans."

(i) Section 1.2 of the Credit Agreement is hereby further amended by deleting the definition of "Termination Date" appearing therein in its entirety and substituting in lieu thereof the following new definition of "Termination Date" to read in its entirety as follows:

"'Termination Date' means the earliest to occur of (a) June 5, 2028, (b) the date that is forty-five (45) days prior to the then-current maturity date of the Subordinated Indebtedness in favor of Brine, (c) the date that is forty-five (45) days prior to the then-current maturity date of the Subordinated Indebtedness in favor of MRK, and (d) the date that is forty-five (45) days prior to the then-current maturity date of the Subordinated Indebtedness in favor of Home Decor."

(j) Section 4.15 of the Credit Agreement is hereby amended by deleting clause (i)(v) appearing therein in its entirety and substituting in lieu thereof the following new clause (i)(v) to read in its entirety as follows:

"(v) *Coyuchi Control Agreement*. For the avoidance of doubt, all funds in the Coyuchi Deposit Account are the Administrative Agent's exclusive property and are subject to the Administrative Agent's sole control. Borrowers do not have control over or any interest in the Coyuchi Deposit Account; provided, however, only on or after the occurrence Event of Default, the Administrative Agent may, in its sole discretion, sweep all or any portion of the funds on deposit at such time in the Coyuchi Deposit Account for application to the Obligations in the order and manner the Administrative Agent determines in its discretion.

From time to time after the Fourth Amendment Effective Date, Borrowers may request that the Administrative Agent release all or a portion of the Coyuchi Qualified Cash for the purpose of repaying all or a portion of the Subordinated Loans evidenced by the First Amendment Investor Notes and the Administrative Agent shall so release such funds; provided, that, Borrowers shall not make any such request or repayment unless no Event

of Default shall have occurred and be continuing and Borrowers have Undrawn Availability of at least One Hundred Thousand and No/100 Dollars ($100,000) after giving effect to any such withdrawal and repayment; and provided, further, that (A) at any time during the calendar month commencing April 1, 2026, Borrowers may only request such repayment in an amount equal to the amount by which Undrawn Availability exceeds $1,900,000, (B) at any time during the calendar month commencing May 1, 2026, Borrowers may only request such repayment in an amount equal to the amount by which Undrawn Availability exceeds $1,800,000, (C) at any time during the calendar month commencing June 1, 2026, Borrowers may only request such repayment in an amount equal to the amount by which Undrawn Availability exceeds $1,700,000, (D) at any time during the calendar month commencing July 1, 2026, Borrowers may only request such repayment in an amount equal to the amount by which Undrawn Availability exceeds $1,300,000, (E) at any time during the calendar month commencing August 1, 2026, Borrowers may only request such repayment in an amount equal to the amount by which Undrawn Availability exceeds $1,100,000, (F) at any time during the calendar month commencing September 1, 2026, Borrowers may only request such repayment in an amount equal to the amount by which Undrawn Availability exceeds $1,000,000, (G) at any time during the calendar month commencing October 1, 2026, Borrowers may only request such repayment in an amount equal to the amount by which Undrawn Availability exceeds $900,000, (H) at any time during the calendar month commencing November 1, 2026 (but before November 30, 2026), Borrowers may request such repayment in an amount equal to the remaining balance of Coyuchi Qualified Cash and (I) at any time on and after November 30, 2026, Borrowers may repay any remaining balance with respect to the First Amendment Investor Notes from the Coyuchi Qualified Cash, so long as (x) all such repayments requested and made after the Fourth Amendment Effective Date and prior to November 30, 2026 pursuant to the foregoing clauses (A) through (H) do not exceed $400,000 in the aggregate and (y) all such repayments are made subject to compliance with the immediately preceding proviso. For the avoidance of doubt, any reduction in Coyuchi Qualified Cash shall result in a corresponding reduction of the Coyuchi Qualified Cash included in clause (e) of the definition of 'Borrowing Base.'"

(k) Section 7.7 of the Credit Agreement is hereby amended by deleting clause (c) appearing therein in its entirety and substituting in lieu thereof the following new clause (c) to read in its entirety as follows:

"(c) Except as allowed under the Management Fee Subordination Agreement, pay any management, advisory or consulting fees to any Person. For the avoidance of doubt, the foregoing restriction shall not be deemed to restrict the Loan Parties from making payments to officers and directors in accordance with clause (d) below and shall not be deemed to restrict any Loan Party from engaging and paying independent contractors reasonable amounts in such Loan Party's day-to-day operations, in the ordinary course of business and in accordance with past practices."

(l) Section 9.10 of the Credit Agreement is hereby amended by deleting such Section 9.10 in its entirety and substituting in lieu thereof the following new Section 9.10 to read in its entirety as follows:

SECTION 1.1. "9.10 Lender Information Requests; Information Provided to Certain Subordinated Lenders.

(a) To the extent any Lender shall make a request in writing to the Administrative Agent for any information in respect of this Agreement that the Administrative Agent is permitted or authorized to request under the terms of the Loan Documents, then the Administrative Agent shall request from the Loan Parties such information and, upon receipt of the same, promptly deliver the same to such requesting Lender.

(b) To the extent the Loan Parties (or any of them) deliver any information or report to Home Decor pursuant to the requirements set forth in any of the Fourth Amendment Subordinated Loan Documents, which information is not otherwise required to be delivered to the Administrative Agent pursuant to this Agreement, the Loan Parties shall deliver such information to the Administrative Agent promptly following their delivery of such information to Home Decor."

3. [Reserved.]

4. Ratification and Reaffirmation. Each Borrower party hereto hereby ratifies and reaffirms the Obligations, each of the Loan Documents, and all of such Borrower's covenants, duties, indebtedness and liabilities under the Loan Documents.

5. Acknowledgments and Stipulations. Each Borrower party hereto acknowledges and stipulates that each of the Loan Documents executed by such Borrower creates legal, valid and binding obligations of such Borrower that are enforceable against such Borrower in accordance with the terms thereof; all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby knowingly and voluntarily waived by such Borrower); the security interests and liens granted by such Borrower in favor of the Administrative Agent are duly perfected, first priority security interests and liens; and the unpaid principal amount of the Revolving Loans on and as of close of business on February 26, 2026, totaled $3,507,414.87.

6. Representations and Warranties. Each Borrower party hereto represents and warrants to the Administrative Agent and each Lender, to induce the Administrative Agent and each Lender to enter into this Amendment, that no Default or Event of Default exists on the date hereof; the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of such Borrower and this Amendment has been duly executed and delivered by such Borrower; and all of the representations and warranties made by such Borrower in the Credit Agreement are true and correct on and as of the date hereof.

7. Reference to Credit Agreement. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement," "hereunder," or words of like import shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

8. Breach of Amendment. This Amendment shall be part of the Credit Agreement and a breach of any representation, warranty or covenant herein shall constitute an Event of Default.

9. Conditions Precedent. The effectiveness of the amendments contained in Section 2 hereof is subject to the satisfaction of each of the following conditions precedent, in form and substance satisfactory to the Administrative Agent, unless satisfaction thereof is specifically waived in writing by the Administrative Agent:

(a) The Administrative Agent shall have received a counterpart of this Amendment, duly executed by each Borrower and each Lender;

(b) the Administrative Agent shall have received a true, correct, and complete copy of each of the Fourth Amendment Subordinated Loan Documents;

(c) the Administrative Agent shall have received a true, correct, and complete copy of the Management Agreement;

(d) the Administrative Agent shall have received (i) a duly executed Subordination Agreement from Home Decor and (ii) the duly executed Management Fee Subordination Agreement;

(e) the Administrative Agent shall have received payment of the Amendment Fee (as defined below); and

(f) the Administrative Agent shall have received such other assurances, certificates, documents, consents, reports or opinions as Administrative Agent may reasonably require in connection with this Amendment.

10. Amendment Fee; Expenses of the Administrative Agent. In consideration of the Administrative Agent and each Lender's willingness to enter into this Amendment as set forth herein, the Borrowers agree to pay to the Administrative Agent an amendment fee in the amount of Fifty Thousand and No/100 Dollars ($50,000) in immediately available funds on the date hereof. Additionally, the Borrowers agree to pay, **on demand**, all costs and expenses incurred by the Administrative Agent and each Lender in connection with the preparation, negotiation and execution of this Amendment and any other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the costs and fees of the Administrative Agent and each Lender's legal counsel and any taxes, filing fees and other expenses associated with or incurred in connection with the execution, delivery or filing of any instrument or agreement referred to herein or contemplated hereby.

11. Release of Claims. To induce the Administrative Agent and each Lender to enter into this Amendment, each Borrower party hereto hereby RELEASES, ACQUITS AND FOREVER DISCHARGES the Administrative Agent and each Lender, and all affiliates, officers, directors, agents, attorneys, employees, successors and assigns of the Administrative Agent and each Lender, from any and all suits, demands, debts, liabilities, actions or causes of action of any kind (if any there be), whether absolute or contingent, due or to become due, disputed or undisputed, liquidated or unliquidated, at law or in equity, or known or unknown (collectively, "Claims") that any Borrower now has or ever had against the Administrative Agent and each Lender arising under or in connection with any of the Loan Documents or otherwise. Each Borrower party hereto represents and warrants to the Administrative Agent and each Lender that such Borrower has not transferred or assigned to any Person any claim that such Borrower ever had or claimed to have against the Administrative Agent or any Lender.

Each Borrower party hereto, on behalf of itself and its respective successors and assigns, further stipulates and agrees with respect to all Claims, that it hereby waives any and all provisions, rights, and benefits conferred by Cal. Civ. Code 1542 or any law of any state of the United States, or any principle of common law, which is similar, comparable, or equivalent to Cal. Civ. 1542, which provides: "a general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, that, if known by him or her, would have materially affected his or her settlement with the debtor or released party."

12. **Governing Law.** This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York.

13. **No Novation, etc.** Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Credit Agreement or any of the other Loan Documents, each of which shall remain in full force and effect. This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Credit Agreement as herein modified shall continue in full force and effect.

14. **Successors and Assigns.** This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

15. **Further Assurances**. Each Borrower party hereto agrees to take such further actions as the Administrative Agent shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.

16. **Miscellaneous**. This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any manually executed signature page to this Amendment delivered by a party by facsimile or other electronic transmission shall be deemed to be an original signature hereto. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto. This Amendment expresses the entire understanding of the parties with respect to the subject matter hereof and may not be amended except in a writing signed by the parties.

17. **Waiver of Jury Trial. To the fullest extent permitted by applicable law, each party hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment**.

[*Remainder of page intentionally blank; signature pages follow.*]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

BORROWERS:

COYUCHI, INC.,
a California corporation

DocuSigned by:
By: Neil Kee
Name: **Neil Kee**
Title: Chief Financial Officer

[Signatures continue on the following page.]

ADMINISTRATIVE AGENT:

ABL OPCO LLC,
a Delaware limited liability company

By: ______________________________
Name: Joe Curdy
Title: Managing Director

LENDERS:

AB LENDING SPV 2 LLC,
a Delaware limited liability company

By: ______________________________
Name: Joe Curdy
Title: Managing Director